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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 1, 1999, relating to the supplemental consolidated financial statements of Eldorado Bancshares, Inc. (the "Company") and of our report dated March 1, 1999 relating to the consolidated financial statements of the Company, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Supplemental Selected Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Supplemental Selected Financial Data."

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Los Angeles, California
March 11, 1999